                                                                EXHIBIT 10(A)


                                                               EXECUTION COPY







                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                     WHITE MOUNTAINS INSURANCE GROUP, INC.,

                     CONSOLIDATED INTERNATIONAL GROUP, INC.

                                       AND

                            THE SELLERS NAMED HEREIN


                            DATED AS OF JUNE 1, 1999


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                               TABLE OF CONTENTS

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ARTICLE I DEFINITIONS.....................................................................1
     1.1      Definitions.................................................................1

ARTICLE II PURCHASE AND SALE OF THE SHARES................................................7
     2.1      Purchase and Sale of the Shares.............................................7
     2.2      The Closing.................................................................7
     2.3      Deliveries at the Closing...................................................7
     2.4      Purchase Price..............................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF  THE SELLERS AND THE COMPANY................8
     3.1      Authority, Validity and Enforceability as to the Sellers....................8
     3.2      Organization of the Company.................................................9
     3.3      Authorization, Validity and Enforceability as to the Company................9
     3.4      No Conflicts................................................................9
     3.5      Consents and Approvals.....................................................10
     3.6      Subsidiaries...............................................................10
     3.7      Capitalization.............................................................11
     3.8      Title to Shares............................................................12
     3.9      Corporate Minutes..........................................................12
     3.10     Financial Statements.......................................................12
     3.11     Liabilities................................................................13
     3.12     Absence of Changes.........................................................13
     3.13     Legal Proceedings..........................................................15
     3.14     Compliance with Laws.......................................................16
     3.15     Regulatory Matters.........................................................16
     3.16     Reserves...................................................................16
     3.17     Contracts..................................................................16
     3.18     Property...................................................................18
     3.19     Investments................................................................18
     3.20     Employee Benefit Plans.....................................................19
     3.21     Tax Matters................................................................20
     3.22     No Brokers.................................................................20
     3.23     Corporate Transactions.....................................................20
     3.24     Disposition Transactions...................................................21
     3.25     Disclosure.................................................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............................21
     4.1      Organization of the Purchaser..............................................21
     4.2      Authorization, Validity and Enforceability.................................21
     4.3      No Conflicts...............................................................21
     4.4      Consents and Approvals.....................................................21
     4.5      Legal Proceedings..........................................................22
     4.6      Investment Intent..........................................................22

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     4.7      Financing..................................................................22
     4.8      No Brokers.................................................................22
     4.9      Consolidated Group.........................................................22

ARTICLE V COVENANTS......................................................................22
     5.1      Conduct of Business........................................................22
     5.2      Access to Information; Consultation; Confidentiality.......................23
     5.3      Cooperation and Reasonable Best Efforts....................................23
     5.4      Consents and Approvals.....................................................24
     5.5      Notification of Certain Matters............................................24
     5.6      Public Announcements.......................................................24
     5.7      No Solicitation............................................................24
     5.8      Interim Financial Statements and Investment Reports........................25
     5.9      Tax Matters................................................................26
     5.10     Employee Benefit Matters...................................................27
     5.11     Insurance Coverage.........................................................27
     5.12     Intercompany Accounts; Affiliate Agreements................................28
     5.13     Corporate Records..........................................................28
     5.14     Instruments................................................................28
     5.15     Severance and Retention Bonuses for Certain Company Employees..............28
     5.16     Excluded Assets............................................................29
     5.17     Stockholder Action.........................................................29
     5.18     Certain Transaction........................................................29
     5.19     Name Change................................................................29
     5.20     Director and Officer Indemnification.......................................29

ARTICLE VI CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE........................30
     6.1      Representations, Warranties and Covenants..................................30
     6.2      Consents...................................................................30
     6.3      No Injunction or Illegality................................................30
     6.4      HSR Act....................................................................30
     6.5      Opinions of Counsel to the Sellers.........................................31
     6.6      Certificates...............................................................31
     6.7      Resignation of Directors...................................................31
     6.8      Pre-Closing Transfers......................................................31
     6.9      FIRPTA Certificate.........................................................31
     6.10     Escrow Agreement...........................................................31

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF THE SELLERS TO CLOSE........................32
     7.1      Representations, Warranties and Covenants..................................32
     7.2      Consents...................................................................32
     7.3      No Injunction or Illegality................................................32
     7.4      HSR Act....................................................................32
     7.5      Opinion of Counsel to the Purchaser........................................32
     7.6      Certificates...............................................................32
     7.7      Escrow Agreements..........................................................32

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ARTICLE VIII INDEMNIFICATION.............................................................33
     8.1      Survival...................................................................33
     8.2      Indemnification............................................................33
     8.3      Indemnity Escrow...........................................................35
     8.4      Miscellaneous..............................................................36
     8.5      Sellers' Representative....................................................37

ARTICLE IX TERMINATION...................................................................38
     9.1      Termination of Agreement...................................................38
     9.2      Effect of Termination......................................................38

ARTICLE X MISCELLANEOUS..................................................................39
     10.1     Notices....................................................................39
     10.2     Fees and Expenses..........................................................40
     10.3     Consent to Jurisdiction; Service of Process................................40
     10.4     Entire Agreement; Waivers and Amendments...................................40
     10.5     Assignment; Binding Effect.................................................40
     10.6     Severability...............................................................40
     10.7     No Third Party Beneficiaries...............................................41
     10.8     Governing Law..............................................................41
     10.9     Interpretation.............................................................41
     10.10    Captions...................................................................41
     10.11    Counterparts...............................................................41
     10.12    Reasonable Best Efforts Standard...........................................41

EXHIBITS
     A        Form of Escrow Agreement
     B        Opinions of Counsel to the Sellers and their Affiliates
     C        Opinion of Counsel to the Purchaser
     D        Form of FIRPTA Certificate
     E        Forms of Transfer Documents
     F        Form of Bonus Agreement

SCHEDULES

     Sellers Schedule
     Company Disclosure Schedule
     Purchaser Disclosure Schedule

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 1, 1999, by and among WHITE MOUNTAINS INSURANCE GROUP, INC., a Delaware corporation (the "Purchaser"), CONSOLIDATED INTERNATIONAL GROUP, INC., a Delaware corporation (the "Company"), and the individuals set forth on the Sellers Schedule attached hereto (each a "Seller" and, collectively, the "Sellers").

                                 R E C I T A L S

         WHEREAS, the Sellers own all of the outstanding shares (the "Shares") of common stock, par value $0.01 per share, of the Company, which Shares constitute all of the issued and outstanding capital stock of the Company; and

         WHEREAS, the Purchaser wishes to purchase or cause to be purchased from the Sellers, and the Sellers wish to sell to the Purchaser or its assignee hereunder, the Shares, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. The following terms when used in this Agreement (including the Schedules and Exhibits hereto) shall have the following respective meanings:

         "ACIC" means American Centennial Insurance Company, a Delaware stock insurance company.

         "ACIC Statutory Statements" means the Annual Statements and the Quarterly Statements of ACIC as filed with the Delaware Department of Insurance for the years ended December 31, 1995, 1996, 1997 and 1998, in each case including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith.

         "Affiliate" of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition and the definition of "Subsidiary" below, "control" (or "controlled", as the context may require) has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended and as in effect on the date hereof.

         "Affiliate Agreements" has the meaning set forth in Section 3.17(a)(xiii).


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         "Alternative Transaction" and "Alternative Transaction Proposal" have the respective meanings set forth in Section 5.7.

         "Arbitrators" has the meaning set forth in Section 8.4(b).

         "Basket Amount" has the meaning set forth in Section 8.2(a).

         "Bonus" and "Bonus Agreements" have the respective meanings set forth in Section 5.15.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

         "Closing" has the meaning set forth in Section 2.2.

         "Closing Date" has the meaning set forth in Section 2.2.

         "COBRA Premiums" means applicable insurance premiums for continuation coverage under any Plan pursuant to Section 4980B(f) of the Code.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Company" has the meaning set forth in the recitals to this Agreement.

         "Company Auditor" has the meaning set forth in Section 3.10 (b).

         "Company 401(k) Plan" means the Consolidated International Group, Inc. Savings Incentive Plan.

         "Company Group" has the meaning set forth in Section 3.21(a).

         "Consents" has the meaning set forth in Section 3.5(a).

         "Contracts" means all contracts, agreements, undertakings, indentures, notes, debentures, bonds, loans, instruments, leases, mortgages, commitments or other binding arrangements.

         "Corporate Transactions" means any of the following transactions, events or circumstances involving the Company, any current or former Subsidiary thereof or any Affiliate of any of the foregoing, including, without limitation, such transactions, events or circumstances involving, on the one hand, any of the foregoing Persons and, on the other hand, any current or former shareholder of, or other investor in, the Company: (i) any change in the composition of the Company Group, (ii) forgiveness of any amounts of debt or other obligations (other than forgiveness of loans to Employees where the amount forgiven is, for any loan, not in excess of $100,000 and not including ordinary events or transactions with respect to the investment portfolio of the Company and its Subsidiaries), (iii) any dividend or distribution of any property of the Company or any current or former Subsidiary thereof, including, without limitation, the stock of any current or former Subsidiary or Affiliate, (iv) any merger, consolidation,


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reorganization or similar transaction, (v) any liquidation, dissolution or similar action or the adoption of any plan therefor, (vi) the purchase or sale of any equity security issued by the Company or any Subsidiary thereof or the right to acquire any such security, whether by conversion or otherwise, (vii) any contribution to the capital of the Company or any Subsidiary thereof, (viii) any spin off, split off or similar transaction or (ix) for U.S. federal income Tax purposes, the declaration of any property of or equity interests in the Company or any Subsidiary thereof as worthless, PROVIDED, HOWEVER, that Corporate Transactions will not include any transaction, event or circumstance solely involving any former Subsidiary or Affiliate of the Company following the date upon which it ceased to be such and, further, shall not include any transactions, events or circumstances involving only a current or former shareholder of the Company without involving the Company or a current or former Subsidiary thereof.

         "Covered Disposition Transactions" means the Disposition Transactions specified as Covered Disposition Transactions in Section 3.24 of the Company Disclosure Schedule.

         "Delaware Code" means the Delaware Insurance Code and the regulations promulgated thereunder.

         "Disposition Transactions" means the transactions relating to the Amended and Restated Agreement and Plan of Merger between Consolidated International Group, Inc. and CIG Acquisition Corporation dated as of August 1, 1994 and related agreements (including, without limitation, the Indemnification Agreement, dated November 7, 1994, between the Company and Consolidated International Group, Inc. (formerly Consolidated International Insurance Group, Inc.)), and any and all other mergers, consolidations, reorganizations, split-offs, spin-offs, stock sales, asset sales and similar transactions effected after December 31, 1993 which, individually or in the aggregate, resulted in or will result in either (i) at least a majority of the outstanding stock of the Company or any of its current or former Subsidiaries or (ii) material assets of any business conducted by the Company or any of its current or former Subsidiaries prior to such transactions, being owned by a Person other than the Company or any of its Subsidiaries.

         "Employee" means each current full time or part time employee of the Company or its Subsidiaries, including any such employee who is on disability or leave of absence.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Escrow Agent" and "Escrow Agreement" have the respective meanings set forth in Section 8.4.

         "Escrow Fund" has the meaning set forth in Section 8.5(a).

         "Excluded Assets" and "Excluded Liabilities" have the meanings set forth in Section 5.16.

         "Excluded Subsidiaries" means Black Diamond Capital Corp., New Tampa Capital, Inc., Richmond Properties, Inc., Richmond Realty Corporation, Silverlake Development Corporation, Consolidated International Services, Inc. and Consolidated International Services II, Inc.,

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taken together with any Subsidiary of the Company which is (i) described in the last sentence of Section 5.16 and (ii) designated in writing as such by the Purchaser and Rothman.

         "Executive Officers" means, with respect to any corporation other than the Company, the chief executive officer, the president, the chief financial officer, any executive vice presidents, and the corporate secretary of such corporation (and any other individuals performing comparable functions), and with respect to the Company, shall mean: Robert Rothman, Thomas E. Gibbs, Kim B. Buchanan, Andrew A. Stein, Luann M. Petrellis, Shaker Youssef, Charles L. Beale, Deanna Voss, David Grubb and Eric Crouchley, regardless of whether they are officers of the Company or any of its Subsidiaries.

         "Financial Statements" means (i) the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 1995, 1996, 1997 and 1998 and the related consolidated statements of income, changes in stockholder's equity and cash flows of the Company and its Subsidiaries for the periods then ended, including in each case the related notes and auditor's report thereon, and (ii) to the extent prepared, the unaudited consolidated balance sheets of the Company and its Subsidiaries at March 31, June 30 and September 30, 1998, and the related consolidated statements of income, changes in stockholder's equity and cash flows of the Company and its subsidiaries for the quarterly periods then ended.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Entity" means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any insurance or securities regulatory authority and any industry or other non-governmental self-regulatory organizations.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" and "Indemnifying Party" have the respective meanings set forth in Section 8.2.

         "Indemnity Claim" has the meaning set forth in Section 8.4(a).

         "Insurance Permit" means any Permit in any jurisdiction to issue, underwrite, assume, place, sell or otherwise transact insurance or reinsurance.

         "Interim Financial Statements" has the meaning set forth in Section
5.8.

         "Interim Statutory Statements" has the meaning set forth in Section
5.8.

         "Knowledge" means (i) with respect to any natural Person, the actual knowledge of such Person and (ii) with respect to the Company or any other Person, the actual knowledge of the Executive Officers of such Person.

         "Liability" and "Liabilities" have the meanings set forth in Section 3.11.


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         "Lien or Encumbrance means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right, easement, servitude, transfer limit, restriction or other encumbrance.

         "Losses" has the meaning set forth in Section 8.2.

         "Material" means material to the business, operations, assets, Properties, financial condition, results of operations, material Permits of the Company and its Subsidiaries (other than the Excluded Subsidiaries), taken as a whole.

         "Material Adverse Effect" means any material adverse effect on the business, operations, assets, Properties, financial condition, results of operations, or Material Permits of the Company and its Subsidiaries (other than the Excluded Subsidiaries), taken as a whole.

         "PBGC" means the Pension Benefits Guaranty Corporation.

         "Peninsula" means the Peninsula Insurance Company, a Maryland stock insurance company, and Peninsula Indemnity Company, a Maryland stock insurance company, collectively.

         "Peninsula Profit Sharing Plan" means the Peninsula Insurance Company and Affiliated Companies Profit Sharing Plan.

         "Peninsula Subsidiary Statutory Statements" means the Annual Statements and the Quarterly Statements of Peninsula as filed with the Maryland Insurance Administration for the years ended December 31, 1995, 1996, 1997 and 1998, in each case including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith.

         "Permits" means all licenses, certificates of authority, permits, orders, consents, approvals, registrations, authorizations and qualifications under any federal, state, local or foreign laws or with any Governmental Entities.

         "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or other entity or organization.

         "Plan" means "any employee benefit plan" (as that term is defined in Section 3(3) of ERISA), in which any current or former officers or employees of the Company or any of its Subsidiaries participate, or to which the Company or any of its Subsidiaries has any liability or under which the Company or any of its Subsidiaries has any present or future obligations or liability on behalf of their respective employees or former employees or their dependents or beneficiaries that is or ever has been sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of Employees or former Employees, including but not limited to, each retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, multiple employer, multiemployer or other similar plan or program, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care,


                                       5

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psychiatric counseling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

         "Pre-Closing Transfers" has the meaning set forth in Section 5.16.

         "Property" means any real, personal or mixed property, whether tangible or intangible.

         "Prior Bidders" has the meaning set forth in Section 5.7.

         "Purchase Price" has the meaning set forth in Section 2.4.

         "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

         "Purchaser Disclosure Schedule" has the meaning set forth in Article
IV.

         "Purchaser 401(k) Plan" means the Valley Group Employees 401(k) Savings Plan.

         "Representatives" has the meaning set forth in Section 5.2.

         "Reserve Reports" has the meaning set forth in Section 3.16.

         "Rothman" has the meaning set forth in Section 5.15.

         "SAP" means, with respect to any company, the statutory accounting practices prescribed or permitted by the insurance department or insurance regulatory authority of the state or jurisdiction of domicile of such company.

         "Section 8.2(c) Expenses" has the meaning set forth in Section 8.2(e).

         "Sellers" has the meaning set forth in the first paragraph of this Agreement.

         "Seller-Specific Representation" has the meaning set forth in the preamble of Article III.

         "Shares" has the meaning set forth in the recitals to this Agreement.

         "Sellers' Representative" has the meaning set forth in Section 8.5.

         "Single Claim" has the meaning set forth in Section 8.2(a).

         "Statutory Statements" means the ACIC Statutory Statements and the Peninsula Subsidiary Statutory Statements, collectively.

         "Subsidiary" means, with respect to any Person, any entity controlled by such Person.

         "Tax" and "Taxes" mean all income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, estimated,


                                       6

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withholding, payroll, employment, occupation, workers' compensation, disability, severance, unemployment insurance, social security and property taxes, and all other taxes of any kind whatsoever, together with any interest, penalties and additions thereto imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, including all amounts imposed as a result of being a member of an affiliated or combined group.

         "Tax Return" means all returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) relating to, and required to be filed in connection with, any Taxes (including estimated Taxes).

         "Tax Settlement Auditor" has the meaning set forth in Section 8.4(c).

         "Taxable Period" means any taxable year or any other period that is treated as a taxable year (including any taxable period ending on the Closing Date or beginning on the day following the Closing Date) with respect to which any Tax may be imposed under any statute, rule, or regulation.

         "Third Party Claim" has the meaning set forth in Section 8.2(c).

         "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

         2.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase or cause to be purchased from each of the Sellers, and each Seller agrees to sell, assign, transfer and deliver to the Purchaser or its assignee hereunder, the Shares beneficially owned by such Sellers, free and clear of all Liens or Encumbrances.

         2.2 THE CLOSING. Subject to the satisfaction or waiver of all of the conditions to closing set forth in Articles VI and VII, the closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place in Tampa, Florida at a location mutually agreed upon by the Purchaser and the Company at 10:00 a.m., Eastern Time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI and VII, or at such other time as may be mutually agreed upon by the Purchaser and the Company. The date on which the Closing occurs is referred to herein as the "Closing Date."

         2.3 DELIVERIES AT THE CLOSING. At the Closing:

         (a) each of the Sellers shall deliver to the Purchaser or its assignee hereunder certificates representing the Shares beneficially owned by such Seller, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank;

         (b) The Company and each of the Sellers shall deliver to the Purchaser or its assignee hereunder all other documents and instruments required hereunder to be delivered by such person to the Purchaser at the Closing; and



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         (c) the Purchaser shall or shall cause its assignee hereunder to (i)
subject to the escrow deposit described in Section 8.3, pay to each Seller the total Purchase Price for the number of Shares sold and transferred by such Seller to the Purchaser or its assignee hereunder, by wire transfer of immediately available funds to an account or accounts designated by such Seller in a written notice delivered to the Purchaser not later than two (2) Business Days prior to the Closing Date, and (ii) deliver to the Sellers all other documents and instruments required hereunder to be delivered by the Purchaser to the Sellers at the Closing.

         2.4 PURCHASE PRICE. The purchase price for each Share (the "Purchase Price") shall be an amount in cash equal to the quotient obtained by dividing
(a)(i) $85,288,260 plus (ii) if the Closing occurs after August 15, 1999, simple interest on the amount set forth in item (a)(i) of this Section 2.4 at an interest rate of five percent (5%) per annum for the period beginning on August 16, 1999 and ending on the Closing Date (provided, however, that the Sellers' Representative may waive on behalf of the Sellers the interest payment due hereunder), by (b) the aggregate number of Shares outstanding on a fully-diluted basis at the time of the Closing.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                           THE SELLERS AND THE COMPANY

         Notwithstanding anything herein to the contrary: (a) except to the extent set forth in Sections 3.12(b)(v) and 3.21 hereof, no representation or warranty is made or given herein as to any of the Excluded Assets, the Excluded Liabilities or the Excluded Subsidiaries; (b) any representation or warranty made in any of Sections 3.1, 3.4(b), 3.5(b), 3.7(b), 3.8, 3.13(b), 3.14 (second sentence only) or 3.22 hereof insofar as it relates to a particular Seller or the Shares owned by such Seller (each, a "Seller-Specific Representation"), is made severally and not jointly by each Seller solely as to such Seller and any breach thereof by such Seller shall not give rise to any liability hereunder on the part of the Company or any other Seller; and (c) except to the extent expressly set forth in Section 3.16, no representation or warranty is made herein as to the adequacy of any of the reserves now held by any insurance company Subsidiary of the Company in respect of insurance or reinsurance losses, loss adjustment expenses or uncollectible reinsurance recoverables or as to whether every insurance and reinsurance coverage heretofore written or assumed (whether or not Material) by any insurance company Subsidiary has been taken into consideration in calculating such reserves. Except as disclosed in that section of the document of even date herewith delivered by the Sellers and the Company to the Purchaser prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure
Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, the Sellers (severally but not jointly) and the Company hereby represent and warrant to the Purchaser as follows:

         3.1 AUTHORITY, VALIDITY AND ENFORCEABILITY AS TO THE SELLERS. Each Seller has full power, authority and legal capacity to execute and deliver this Agreement, to perform such Seller's obligations hereunder and to consummate the transactions contemplated hereby (including, without limitation, the sale of the Shares to the Purchaser or its assignee hereunder hereunder). This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in


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accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity).

         3.2 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its assets and Properties and to conduct its business as currently being conducted. The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its Properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to the Purchaser true and complete copies of the certificate of incorporation, including all amendments thereto, and bylaws, as currently in effect, and all other charter or organization documents, of the Company.

         3.3 AUTHORIZATION, VALIDITY AND ENFORCEABILITY AS TO THE COMPANY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the Pre-Closing Transfers. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company (including any proceedings of stockholders) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors, rights generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity).

         3.4 NO CONFLICTS.

         (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), give rise to any right of termination or acceleration of any right or obligation of the Company or any Subsidiary of the Company under (assuming for such purposes that the Consents required under the HSR Act and the Consents set forth in Section 4.4 of the Purchaser Disclosure Schedule are duly made, obtained or given, as the case may be), or result in the creation or imposition of any Lien or Encumbrance upon any assets or Properties of the Company or any of the Subsidiaries of the Company by reason of the terms of, (i) the certificate or articles of incorporation, by-laws or other charter or organization documents of any of the Sellers, the Company or the Subsidiaries of the Company, (ii) any Contract to which the Company or the Subsidiaries of the Company is a party or by or to which any of them or their assets or Properties may be bound or subject, (iii) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation or (iv) any or Material Permit of any of them, other than, in the case of clauses (ii), (iii), and (iv) any conflict, breach, violation, default, termination or acceleration which would not, individually or in the aggregate together with all such other conflicts, breaches, violations, defaults, terminations and accelerations, have a Material Adverse Effect or a material adverse effect on the ability of any of the Sellers or the Company to execute and deliver this Agreement, perform its or their obligations hereunder or consummate the transactions contemplated hereby.

         (b) The execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their respective obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), give rise to any right of termination or acceleration of any right or obligation of any of the Sellers under, or result in the creation or imposition of any Lien or Encumbrance upon any assets or Properties of the Company or any of the Subsidiaries of the Company by reason of the terms of (a) any Contract to which any of the Sellers is a party or by or to which any of them or their assets or Properties (including, without limitation, the Shares) may be bound or subject, or (b) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation other than any conflict, breach, violation, default, termination or acceleration which would not, individually or in the aggregate together with all such other conflicts, breaches, violations, defaults, terminations and accelerations, have a Material Adverse Effect or a material adverse effect on the ability of any of the Sellers to execute and deliver this Agreement, perform such Seller's obligations hereunder or consummate the transactions contemplated hereby.

         3.5 CONSENTS AND APPROVALS.

         (a) Except as required under the HSR Act, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any federal, state, local, foreign or other Governmental Entity or any other Person (collectively, "Consents") is necessary to be obtained, made or given generally by the Company or the Subsidiaries of the Company in connection with the execution and delivery generally by the Sellers or the Company of this Agreement, the performance generally by the Sellers or the Company of their obligations hereunder and the consummation of the transactions contemplated hereby.

         (b) Except as required under the HSR Act, no Consents are necessary to be obtained, made or given by any of the Sellers in connection with the execution and delivery by the Sellers or the Company of this Agreement, the performance by the Sellers or the Company of their obligations hereunder and the consummation of the transactions contemplated hereby.

         3.6 SUBSIDIARIES.

         (a) Section 3.6 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Subsidiaries of the Company, and the jurisdiction of incorporation or formation of each Subsidiary of the Company and each jurisdiction in which such Subsidiary is qualified or otherwise authorized to conduct insurance business or is deemed commercially domiciled. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its assets and Properties and to conduct its business as currently being conducted. Each of the Company's Subsidiaries is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its Properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.6 and Section 3.19 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other Person. The Company has heretofore delivered or made available to the Purchaser true and complete copies of the certificate or articles of incorporation, including all amendments thereto, and by-laws, as currently in effect, and all other charter or organization documents, of each Subsidiary of the Company.

         (b) Section 3.6 of the Company Disclosure Schedule sets forth the designation, par value and the number of authorized, issued and outstanding shares of each class or series of capital stock of each subsidiary of the Company. No preferred stock, bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, of any Subsidiary of the Company are authorized, issued or outstanding. All of the outstanding capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable. All of the outstanding capital stock of each such Subsidiary is owned of record and beneficially by the Company or by another Subsidiary of the Company, in each case free and clear of any Lien or Encumbrance.

         (c) No Subsidiary of the Company has issued any securities in violation of any preemptive or similar rights, and there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or any debt security or instrument of any Subsidiary of the Company. There are no agreements or other instruments pursuant to which the Company or any of its Subsidiaries is obligated or required, under any circumstance, to make contributions to the capital of any Subsidiary of the Company. Except as set forth in Section 3.6 of the Company Disclosure Schedule or as provided in federal or state securities laws, the HSR Act, the Delaware Code, the Delaware General Corporation Law, the Maryland Insurance Code and the general corporate laws of the Cayman Islands, there are no restrictions upon the voting or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of any Subsidiary of the Company.

         3.7 CAPITALIZATION.

         (a) The authorized, capital stock of the Company consists solely of 5,000,000 shares of Common Stock, par value $0.01 per share, of which 2,960,370 Shares are issued and outstanding. No preferred stock, bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind of the Company (except for the Shares) are authorized, issued or outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

         (b) Each of the Sellers owns of record and beneficially the number of shares set forth opposite such Seller's name on the Seller Schedules attached hereto, free and clear of any Lien or Encumbrance.

         (c) The Company has not issued any securities in violation of any preemptive or similar rights and, except for this Agreement, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or any debt security or instrument of the Company. Except as provided in the Restated Certificate of Incorporation of the Company, the HSR Act, the Delaware General Corporation Law, the Delaware Code and federal and state securities laws, there are no restrictions upon the voting or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of the Company.

         3.8 TITLE TO SHARES. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction (other than restrictions on transferability of the Shares provided in the Restated Certificate of Incorporation of the Company, the HSR Act, the Delaware Code and federal and state securities laws). Upon the delivery of the Shares as provided in Section 2.3, the Purchaser will acquire good and marketable title to each of the Shares, free and clear of any Lien or Encumbrance (other than any Liens or Encumbrances created by the Purchaser and any restrictions on transferability of the Shares provided in the Delaware Code and federal and state securities laws) and will be entitled to all the rights of a holder of such Shares.

         3.9 CORPORATE MINUTES. The Company has heretofore made available to the Purchaser true and complete copies, or the complete original, minute books of the Company and each of its Subsidiaries. The minute books of the Company and each of its Subsidiaries accurately reflect all Material actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, boards of directors and all committees of such boards of directors of the Company and its Subsidiaries, respectively, since January 1, 1993.

         3.10 FINANCIAL STATEMENTS.

         (a) The Company has heretofore delivered to the Purchaser true and complete copies of the Financial Statements and the Statutory Statements.

         (b) The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods involved, were prepared in accordance with the books and records of the Company and its Subsidiaries, and have been audited by Deloitte & Touche LLP, certified public accountants (the "Company Auditor"). As of the date hereof, the Company has no Knowledge of any reason that the Financial Statements do not present fairly the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of operations of the Company and its Subsidiaries for the respective periods then ended (except that the quarterly Financial Statements have not been audited and do not contain full footnote disclosures in accordance with GAAP and are subject to normal recurring year-end audit adjustments).

         3.11 LIABILITIES. Since December 31, 1998, to the Knowledge of the Company and the Sellers, neither the Company nor any of its Subsidiaries has incurred any direct or indirect debt, obligation, loss, damages, deficiency or other liability of any nature, whether absolute, accrued, contingent or otherwise ("Liability" or "Liabilities", as the context may require), required by GAAP to be set forth in a financial statement other than Liabilities incurred by the Company and its Subsidiaries in the ordinary course of business consistent with past practice.

         3.12 ABSENCE OF CHANGES.

         (a) Since December 31, 1998, there has been no Material Adverse Effect.

         (b) Except for the transactions contemplated hereby (including, without limitation, the transactions contemplated by Section 5.18), since December 31, 1998, the Company and each of its Subsidiaries have operated their businesses only in the ordinary course of business consistent with past practice and neither the Company nor any such Subsidiary has:

              (i) amended its certificate or articles of incorporation, by-laws or other charter or organization document, or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock;

              (ii) issued or sold, or issued or sold any options, warrants, calls or other rights of any kind to purchase or otherwise receive, or issued or sold any securities or instruments convertible into or exchangeable for, or entered into any contract or commitment to issue or sell, any capital stock or other equity interest or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, including, without limitation, any stock options or stock appreciation rights;

              (iii) declared, paid or set aside any sum for any dividends or declared or made any other distributions of any kind (whether in cash, stock, Property, any combination thereof or otherwise) to its stockholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of the Company or any of its Subsidiaries of any kind;

              (iv) incurred any indebtedness for borrowed money or entered into any commitment to borrow money or guarantee any Liability for borrowed money;

              (v) in each case with respect only to the Excluded Assets and the Excluded Liabilities, made any change in its accounting or reserving methods or practices made any revaluation of any assets or Properties, or write-down or write-off of the value of any assets or Properties (including, without limitation, any receivables), or made any change in depreciation or amortization policies or rates adopted by it;

              (vi) made any or permitted any Subsidiary to make any (A) entry into or modification of any reinsurance, coinsurance or retrocession agreement by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, or (B) termination or commutation or any reinsurance, coinsurance of retrocession agreement legally carried on the books of the Subsidiaries at the time of such termination or commutation involving payments of $1,000,000 or more;

              (vii) allowed the creation of any Lien or Encumbrance on any tangible or intangible asset or Property, or any sale, transfer, assignment, lease or abandonment of any interest in any tangible or intangible asset or Property, other than sales, transfers, assignments and leases in the ordinary course of business consistent with past practice of assets of Property having an aggregate fair market value below $250,000;

              (viii) entered into any Contract, commitment or transaction (including, without limitation, any capital expenditure, capital contribution, capital financing, or purchase, lease, acquisition, sale or disposition of assets or Properties) which requires or could require payments in excess of $250,000 with respect to any individual Contract, commitment or transaction or series of related Contracts, commitments and transactions;

              (ix) terminated, failed to renew, received any written notice (that was not subsequently withdrawn) to terminate or fail to renew, amended, altered, modified, suffered the occurrence of any material default under, failed to perform any Material Liabilities or obligations under, or waived or released any Material rights under, any Contract which is Material;

              (x) forgiven or permitted any cancellation of any claim, debt or account receivable, other than cancellations in the ordinary course of business consistent with past practice of any claim, debt or account receivable in an amount below $250,000;

              (xi) made any loan or advance to any Person, other than loans or advances made in the ordinary course of business consistent with past practice in an amount below $100,000;

              (xii) made any acquisition of all or any substantial part of the assets, Properties, securities or business of any other Person;

              (xiii) except as provided in Section 5.15 and in the ordinary course of business involving obligations not to exceed $250,000 in the aggregate, hired any new employees, consultants, agents or other representatives or entered into any employment or consulting agreements other than those terminable without severance, without penalty and without cause on not more than thirty (30) days notice, or terminated, or made any change in the employment terms or conditions of, any officers, directors, employees, consultants, agents or other representatives;

              (xiv) except as provided in Section 5.15 and in the ordinary course of business, increased or agreed to increase any salary, wages, bonus, severance, compensation, pension or other benefits payable or to become payable, or granted any severance or termination payments or benefits, to any of its current or former officers, directors, employees, consultants, agents or other representatives;

              (xv) adopted a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, redomestication or other reorganization; or

              (xvi) entered into any agreement providing for the acceleration of payment or performance or other consequence as a result of a change in control of the Company.

              (xvii) entered into any Contract, commitment or transaction to do any of the foregoing.

         3.13 LEGAL PROCEEDINGS.

         (a) There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of the directors, officers, employees, assets or Properties of any of them, by or before any court, other Governmental Entity or arbitrator which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect or a material adverse effect on the Company's ability to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby. There is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against or affecting the Company or any of its Subsidiaries, or any of the directors, officers, employees, assets or Properties of any of them, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of or the Company to execute and deliver this Agreement perform its obligations hereunder or consummate the transactions contemplated hereby.

         (b) There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Sellers or the Company, threatened against or affecting any of the Sellers or the assets or Properties of any of them, by or before any court, other Governmental Entity or arbitrator which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect or a material adverse effect on the ability of any of the Sellers to execute and deliver this Agreement, perform its or their obligations hereunder or consummate the transactions contemplated hereby. There is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against or affecting any of the Sellers or the assets or Properties of any of them, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of any of the Sellers to execute and deliver this Agreement perform its or their obligations hereunder or consummate the transactions contemplated hereby.

         3.14 COMPLIANCE WITH LAWS. Each of the Company and its Subsidiaries is in compliance with (a) the terms of its certificate or articles of incorporation, by-laws or other charter or organization documents, (b) all applicable laws, statutes, ordinances, rules, regulations or other legal requirements, whether federal, state, local or foreign, (c) all applicable orders, writs, judgments, injunctions, awards and decrees of any court, other Governmental Entity or arbitrator and (d) to the Company's Knowledge, its Permits, except in the case of clauses (b), (c) and (d) where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. None of the Sellers, the Company or any such Subsidiary has received notice of any violation by the Company or any such Subsidiary of, or default by the Company or any such Subsidiary under, its certificate or articles of incorporation, by-laws or other charter or organization document, any law, statute, ordinance, rule, regulation or other legal requirement, any order, writ, injunction, award or decree of any court, other Governmental Entity or arbitrator, or any of its Permits, except for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

         3.15 REGULATORY MATTERS. The Company has made available to the Purchaser true and complete copies of all annual and quarterly statements filed with or submitted to any state insurance regulatory authority and all reports of examinations (whether financial, market conduct or other) issued by any state insurance regulatory authorities in respect of the insurance company Subsidiaries of the Company covering, in whole or in part, any period on or after January 1, 1993, together with true and complete copies of all written responses submitted by or on behalf of the Company or any of its Affiliates in respect of any such report of examination. In addition, the Company has made available to the Purchaser all files of the Company and each of its Subsidiaries relating to correspondence with insurance regulatory authorities and other Governmental Entities.

         3.16 RESERVES. The Company has delivered to the Purchaser true and complete copies of all reports and analyses of the loss, loss adjustment expense and reinsurance recoverable reserves of the Company or any of its Subsidiaries as of December 31, 1997 or any subsequent date prepared (i) by any accounting or actuarial Persons retained or engaged by the Company or its Subsidiaries or (ii) by or on behalf of any insurance regulatory authority or Governmental Entity (collectively, "Reserve Reports") to the extent in either case copies of such reports or analyses were provided to the Company or any of its Subsidiaries. Subject to the first paragraph of Article III, the sole provision of this Agreement with respect to the adequacy or sufficiency of the reserves held by the Company and its Subsidiaries with respect to insurance and reinsurance losses, loss adjustment expenses and uncollectible reinsurance reserves are set forth in this Section 3.16.

         3.17 CONTRACTS.

         (a) Section 3.17 of the Company Disclosure Schedule contains a true and complete list of all of the following Contracts (excluding insurance and reinsurance policies and Contracts, other than the Binder of Reinsurance between ACIC and Gerling Global International Insurance Company, Ltd. (as amended and restated), issued or entered into by any of the insurance company Subsidiaries of the Company in the ordinary course of business consistent with past practice) to which any of the Company or its Subsidiaries is a party or by or to which any of them or their assets or Properties are or may be bound or subject, which are currently in force and effect, as each such Contract may have been amended, modified or supplemented:

              (i) other than with respect to Peninsula, all agency, brokerage, reinsurance intermediary or other similar insurance sales or marketing Contracts which accounted for $250,000 or more of the aggregate gross written premiums of the insurance company Subsidiaries of the Company for the year ended December 31, 1998;

              (ii) all Material underwriting management, third party administration, managing general agency, profit-sharing or similar Contracts (pursuant to which any underwriting, claims settlement or distribution authority is delegated) in effect with respect to premiums written or business conducted following January 1, 1998;

              (iii) Material partnership or joint venture Contracts of which the Company has Knowledge;

              (iv) Contracts containing any covenant or provision limiting the freedom or ability of Peninsula to engage in any line of business, engage in business in any geographical area or compete with any other Person;

              (v) Contracts relating to the borrowing of money, or the direct or indirect guaranty of any obligation for, or Contract to service the repayment of, borrowed money or any other Liability in respect of indebtedness for borrowed money of any other Person, including, without limitation, any Contract relating to any obligation to keep-well, make-whole or maintain working capital or earnings or perform similar requirements;

              (vi) all lease, sublease, rental or other Contracts under which any of the Company or its Subsidiaries is a lessor or lessee of any real Property providing for annual rental payments in excess of $250,000;

              (vii) lease, sublease, rental, licensing, use or similar Contracts with respect to personal Property used by any of the Company or its Subsidiaries in the conduct of its business, operations or affairs and providing for annual rental or use payments in excess of $250,000;

              (viii) Contracts for the purchase, acquisition, sale or disposition of any assets or Properties outside the ordinary course of business or for the grant to any Person (including the Company or its Subsidiaries) of any option or preferential rights to purchase any assets or Properties;

              (ix) Contracts relating to the future disposition or acquisition of any investment or any interest in any Person, and all Contracts for the purchase of any security outside the ordinary course of business;

              (x) Contracts relating to licenses of trademarks, trade names, service marks or other similar Property rights;

              (xi) employment and other Contracts with any officer, director, employee, consultant, agent or other representative providing for compensation or other payments of $250,000 or more per annum (the name, position or capacity and rate of compensation of each such Person and the expiration date of each such Contract being accurately set forth in Section 3.17 of the Company Disclosure Schedule);

              (xii) collective bargaining agreements and any other Contracts with any labor union or association representing any employee;

              (xiii) Contracts between or among (A) the Company or any of its Subsidiaries, on the one hand, and (B) any of the Sellers or their other Affiliates, or any of the officers or directors of any of the Sellers or such other Affiliates, on the other hand ("Affiliate Agreements");

              (xiv) Contracts under which the Company or any of its Subsidiaries agrees to indemnify any Person, which indemnities remain in force or effect;

              (xv) any powers of attorney granted by the Company or any of its Subsidiaries to any Person which are in force or effect;

              (xvi) Contracts pursuant to which there is either a current or future obligation or right of any of the Company or any of its Subsidiaries to make payments in excess of $250,000 in any twelve-month period (other than Contracts relating to investments of such Persons in the ordinary course of business); or

              (xvii) any other Contracts which are Material and involve payments or amounts totaling at least $1,000,000.

         (b) The Company has heretofore delivered or made available to the Purchaser true and complete copies of all of the written Contracts required to be set forth in Section 3.17 of the Company Disclosure Schedule or in any other Section of the Company Disclosure Schedule. Each such Contract is valid and binding in accordance with its terms, and is in full force and effect. None of the Company or any of its Subsidiaries is in default in any Material respect with respect to any such Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a Material default thereunder. To the Company's Knowledge, no other party to any such Contract is in default in any Material respect with respect to any such Contract. No such Contract contains any provision providing that any such other party thereto may terminate or cancel the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination or cancellation of any such Contract or that it intends to terminate or cancel any such Contract as a result of the transactions contemplated hereby.

         3.18 PROPERTY. Section 3.18 of the Company Disclosure Schedule contains a true and complete list (designating the relevant owners, lessors and lessees) of (a) all real Property owned or leased by the Company or any of its Subsidiaries and all buildings and other structures located on such real Property, and (b) all personal Property owned or leased by any such Person which, in the case of clause (b) only, is material to any of the Company or its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to all of its respective assets and Properties, in each case free and clear of any Lien or Encumbrance except (i) for assets and Properties which have been disposed of in the ordinary course of business since December 31, 1998, and
(iii) Liens or Encumbrances which in the aggregate do not materially detract from the value of the assets or Properties subject thereto (as carried on the most recent applicable Financial Statements and financial statements included in the Statutory Statements) or materially interfere with the present use of such assets or Properties.

         3.19 INVESTMENTS. Section 3.19 of the Company Disclosure Schedule contains a true and complete list of all securities and other investments owned by each of the Company and its Subsidiaries as of the end of the most recent calendar month, including the date of purchase, book value or amortized cost, market value and carrying value thereof on the books and records of account of such Persons as of such date. To the Knowledge of the Company, none of the securities and other investments owned by such Persons is in default in the payment of principal or interest or dividends.

         3.20 EMPLOYEE BENEFIT PLANS.

         (a) Section 3.20 of the Company Disclosure Schedule contains a true and complete list of all Plans. The Company has delivered or made available to the Purchaser, or will deliver or make available to the Purchaser prior to Closing, true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the Plans: (i) each of the Plans, including all amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter, if any, as to qualification under section 401(a) or 403(a) of the Code received from the IRS with respect to each of the Plans; (iii) the actuarial valuation, if any, prepared with respect to each of the Plans for the three most recent plan years;
(iv) the current summary plan description, if any, for each of the Plans; and
(v) the annual return/report on Form 5500, 5500-C or 5500-R, if any, for each of the Plans for the three most recent plan years.

         (b) Except as set forth in Section 3.20 of the Company Disclosure
Schedule: (i) the Company 401(k) Plan and the Peninsula Profit Sharing Plan have been operated and administered in accordance with their terms and applicable laws, including but not limited to ERISA and the Code except for any failure to comply that would not have a Material Adverse Effect, and (ii) each of the Plans constituting a group health plan (within the meaning of section 5000(b)(1) of the Code) has been administered in compliance with the provisions of section 4980B(f) of the Code except for any failure to comply that would not have a Material Adverse Effect.

         3.21 TAX MATTERS.

         (a) All Material Tax Returns required to be filed with respect to the Company and its Subsidiaries (the "Company Group") for all Taxable Periods ending on or before the date hereof have been timely filed (taking into account extensions of time to file). All such Tax Returns: (i) were prepared in the manner required by applicable law; (ii) as respects all Tax Returns other than those which relate to U.S. federal income Taxes, are true, correct, and complete in all material respects; and (iii) reflect the liability for Taxes of the Company and any of its Subsidiaries for the Taxable Periods comprised in such Tax Returns. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made with respect to such Tax Returns, have been paid when due. Neither the Company nor any of its Subsidiaries is or has ever filed or been required to file or join in the filing of a consolidated, combined, unitary or group income, franchise, or premium Tax Return except the consolidated federal income Tax Return of the Company Group.

         (b) All Taxes of the Company and its Subsidiaries for all Taxable Periods or portions thereof ending on or before the date of each Financial Statement and Interim Financial Statement have been paid or adequately provided for in each such respective statement. Such Taxes paid or provided for include those Taxes for which the Company or any of its Subsidiaries may be liable in its own right or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture or other entity.

         (c) There is no Contract or agreement under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined, group, or unitary basis with respect to an affiliated group or other group of corporations of which the Company or any of its Subsidiaries is or was a member.

         (d) To the Knowledge of the Company, no issue has arisen in any examination of the Company or any of its Subsidiaries by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other period not so examined, would result in a deficiency for such other period, if upheld.

         (e) None of the Company or any of its Subsidiaries has filed a consent under section 341(f)(1) of the Code or any comparable provision of state revenue statutes, or agreed under section 341(f)(3) of the Code to have the provisions of section 341(f)(2) of the Code applied to the sale of its capital stock.

         (f) Neither the Company nor any of its Subsidiaries is liable under Treasury Regulations section 1.1502-6 for the federal income Tax of any corporation other than the members of the Company Group or the members of a consolidated return group for which the Company was the common parent.

         (g) There are no outstanding material "deferred intercompany transactions" (as defined in Section 1.1502-13 of the treasury regulations promulgated under the Code) of the Company or its current or former Subsidiaries or Affiliates.

         3.22 NO BROKERS. No broker, finder or investment banker has been retained or engaged on behalf of any of the Sellers, the Company or their Affiliates or is entitled to any brokerage, finder's or other fee, compensation or commission from any such Person in connection with the transactions contemplated by this Agreement.

         3.23 CORPORATE TRANSACTIONS. Section 3.23 of the Company Disclosure Schedule contains a true and correct list of any and all Corporate Transactions effected by the Company or any of its current or former Subsidiaries or Affiliates after December 31, 1996.

         3.24 DISPOSITION TRANSACTIONS. Section 3.24 of the Company Disclosure Schedule contains a true and correct list of any and all Disposition Transactions, and all Contracts relating to Disposition Transactions.

         3.25 DISCLOSURE. The Company and the Subsidiaries of the Company have complied in good faith with all written requests of the Purchaser and its representatives for documents, papers and information relating to the Company and its Subsidiaries in connection with the transactions contemplated hereby, and have not knowingly failed to provide any document, paper or other information requested by the Purchaser or any of its representatives in connection therewith.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Except as disclosed in that section of the document of even date herewith delivered by the Purchaser to the Company prior to the execution and delivery of this Agreement (the "Purchaser Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Purchaser Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

         4.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         4.2 AUTHORIZATION, VALIDITY AND ENFORCEABILITY. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceeding on the part of the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors, rights generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity).

         4.3 NO CONFLICTS. Assuming the Consents contemplated by clauses (a) through (c) of Section 4.4 are duly made, obtained or given (as the case may be), the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), (a) the certificate of incorporation, by-laws or other charter or organization documents of the Purchaser, (b) any Contract to which the Purchaser is a party or by or to which it or its assets or Properties may be bound or subject, (c) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation or (d) to the Knowledge of the Purchaser, any material Permit of the Purchaser, other than, in the case of clauses (b) and (c), any conflict, breach, violation or default which would not, individually or in the aggregate together with all such other conflicts, breaches, violations or defaults, have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.

         4.4 CONSENTS AND APPROVALS. Except (a) as required under the HSR Act,
(b) as required under the insurance regulatory laws of the State of Delaware and
(c) as set forth in Section 4.4 of the Purchaser Disclosure Schedule, no Consent of any Governmental Entity or other Person is necessary to be obtained, made or given by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby.

         4.5 LEGAL PROCEEDINGS. There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser by or before any court, other Governmental Entity or arbitrator which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby. There is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against or affecting the Purchaser which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.

         4.6 INVESTMENT INTENT. The Shares will be acquired by the Purchaser for its own account without a view to a distribution or resale thereof, it being understood that the Purchaser shall have the right to sell or otherwise dispose of any of the Shares pursuant to a registration or an exemption therefrom under the Securities Act of 1933, as amended, and any applicable state securities laws.

         4.7 FINANCING. The Purchaser has, and at the Closing will have, sufficient cash to consummate the transactions contemplate hereby and to pay all related fees and expenses.

         4.8 NO BROKERS. No broker, finder or investment banker has been retained or engaged on behalf of the Purchaser or is entitled to any brokerage, finder's or other fee, compensation or commission from the Purchaser in connection with the transactions contemplated by this Agreement.

         4.9 CONSOLIDATED GROUP. The Person which will acquire the Shares hereunder, whether the Purchaser or its assignee hereunder, is, and will be at the Closing, a member of a group of affiliated corporations, as defined in
Section 1504 of the Code and the Treasury Regulations issued under Section 1502 of the Code, having the Purchaser as its common parent. The Company Group will join the consolidated group of the Purchaser immediately upon acquisition.

                                    ARTICLE V

                                    COVENANTS

         5.1 CONDUCT OF BUSINESS. From the date hereof to and including the Closing Date, except as otherwise contemplated hereby or as set forth in Section
5.1 of the Company Disclosure Schedule, the Company will (and will cause its Subsidiaries to), and the Sellers will cause the Company and its Subsidiaries to, (i) conduct their operations in the ordinary course of business consistent with past practice, (ii) maintain insurance coverages and their books, records and accounts in the usual manner consistent with prior practice, and (iii) not, without the prior written consent of the Purchaser, take any of the other actions described in Section 3.12(b) hereof or take any action, or omit to do any act, that individually or in the aggregate would, or would be reasonably likely to, result in (A) any of the representations and warranties set forth in

Article III of this Agreement not being true in all material respects (or, in the case of any such representations or warranties which are qualified as to materiality, true in all respects) or (B) any of the conditions set forth in Articles VI and VII not being satisfied or (C) any breach of any covenant or obligation hereunder or (D) a Material Adverse Effect.

         5.2 ACCESS TO INFORMATION; CONSULTATION; CONFIDENTIALITY.

         (a) From the date hereof until the Closing, the Company will, and the Sellers will cause the Company and each of its Subsidiaries to, (i) allow the Purchaser and its officers, employees, counsel, accountants, consultants and other authorized representatives ("Representatives") to have reasonable access to the books, records, Contracts, facilities, management and personnel of the Company and its Subsidiaries, (ii) furnish promptly to the Purchaser and its Representatives all information and documents concerning the Company and its Subsidiaries as the Company Group has in its possession or control and the Purchaser or its Representatives may reasonably request, and (iii) cause the respective officers, employees and Representatives of the Company and the Company's Subsidiaries to cooperate in good faith with the Purchaser and its Representatives in connection with all such access. No investigation or review by the Purchaser or any of its Representatives shall affect or be deemed to modify any of the representations, warranties, covenants or agreements of the Sellers or the Company under this Agreement or otherwise; it being understood that, notwithstanding any right of the Purchaser fully to investigate the affairs of the Company and its Subsidiaries, and notwithstanding any knowledge of facts determined or determinable by the Purchaser pursuant to any such investigation or right of investigation, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers and the Company contained in this Agreement.

         (b) All information and documents provided under this Section 5.2 shall be kept confidential by the Purchaser and its Representatives, unless any such information or documents (i) is or becomes generally available to the public (other than as a result of a disclosure by the Purchaser or any of its Representatives), (ii) was already known by or available on a non-confidential basis to the Purchaser prior to being furnished by or on behalf of the Sellers, the Company or the Company's Subsidiaries hereunder, or (iii) is or becomes available to the Purchaser from a third party not bound by any contractual obligation to the Sellers, the Company or the Company's Subsidiaries to keep such information confidential. In the event of the termination of this Agreement pursuant to Section 9.1, the Purchaser will, upon the request of the Company, promptly deliver to the Company all written information and documents provided under Section 5.2(a) in the possession of the Purchaser or any of its personnel, including all copies, reproductions, summaries, analyses and extracts thereof or based thereon.

         5.3 COOPERATION AND REASONABLE BEST EFFORTS. Subject to the terms and conditions hereof, (a) each of the parties hereto shall cooperate with each other, and the Sellers will cause the Company and its Subsidiaries (including the Excluded Subsidiaries) to cooperate with the Purchaser, in connection with consummating the transactions contemplated by this Agreement and the Exhibits hereto, and (b) each of the parties hereto agrees to, and the Sellers will cause the Company and each of its Subsidiaries (including the Excluded Subsidiaries) to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         5.4 CONSENTS AND APPROVALS. As soon as practicable after the execution of this Agreement, each of the parties hereto shall, and the Sellers shall cause the Company and its Subsidiaries (including the Excluded Subsidiaries) to, use its reasonable best efforts to obtain any necessary Consents of, and make any filing with or give any notice to, any Governmental Entities and other Persons (including, without limitation, (i) the Delaware Department of Insurance and the Maryland Insurance Administration, (ii) other applicable insurance regulatory authorities and (iii) pursuant to the HSR Act, the Federal Trade Commission and the United States Department of Justice) as are required to be obtained, made or given by such party to consummate the transactions contemplated by this Agreement. The parties hereto shall cooperate with one another in exchanging such information and reasonable assistance as may be required by any such Governmental Entity or as any other party may request in connection with the foregoing.

         5.5 NOTIFICATION OF CERTAIN MATTERS. From and after the date hereof through the Closing Date, each of the Sellers and the Company, on the one hand, and the Purchaser, on the other hand, shall give prompt notice to the other of
(a) Knowledge of the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the Sellers and/or the Company or the Purchaser, respectively, contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty which is qualified as to materiality, untrue or inaccurate in any respect) at or prior to the Closing and (b) any material failure of any of the Sellers, the Company or the Purchaser, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.5 shall not cure such failure or limit or otherwise affect the remedies available hereunder to the parties receiving such notice, except to the extent any such event or material failure occurs between the date hereof and the Closing Date and is disclosed by notice to the other party as aforesaid (in which case such other party shall not be indemnified hereunder following the Closing for Losses arising from such event or material failure). Without limiting the generality of the foregoing, from the date hereof through the Closing Date, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall promptly notify the other of any action, suit, claim, proceeding or investigation of the type required to be described in
Section 3.13 or Section 4.5 of the Company Disclosure Schedule that is commenced or, to its Knowledge, threatened, and of any request for additional information or documentary materials by any Governmental Entity in connection with the transactions contemplated hereby.

         5.6 PUBLIC ANNOUNCEMENTS. Each party hereto shall notify the other parties hereto prior to issuing any press release or making any public statement pertaining to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without obtaining the reasonable approval of the other parties prior thereto, except that each party will in any event have the right to issue any such release or statement upon advice of its counsel that such issuance is required in order to comply with applicable law or stock exchange rules.

         5.7 NO SOLICITATION. The Sellers, the Company, their Affiliates and their respective officers, directors, employees, Representatives and agents shall immediately cease, and not resume without the Purchaser's prior written consent, any existing discussions, communications or negotiations, if any, with any Persons ("Prior Bidders"), other than the Purchaser and its Representatives, conducted heretofore with respect to any direct or indirect acquisition of all or any material portion of the assets, Properties or liabilities of, or any capital stock (including, without limitation, the Shares) or other equity interest in, the Company and its Subsidiaries or any business combination with the Company or any of its Subsidiaries (whether by merger, consolidation, aggregate excess, bulk or assumption reinsurance, or otherwise) or any other transaction inconsistent with consummation of, or similar in whole or in part to, the transactions contemplated herein (any of the foregoing, an "Alternative Transaction"), and will not, without the Purchaser's prior written consent, directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information or documents to, or otherwise cooperate in any way with, any Person (other than the Purchaser and its Representatives) concerning any Alternative Transaction. The Company and each Seller shall notify the Purchaser orally and in writing if any proposal relating to an Alternative Transaction (an "Alternative Transaction Proposal") is received by it or its Affiliates, or if any inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any of the foregoing Persons in connection with an Alternative Transaction or Alternative Transaction Proposal, promptly after receipt of such Alternative Transaction Proposal, inquiry, request or other communication. Such written notification shall include (i) the identity (unless such party is bound by a pre-existing confidentiality agreement not to disclose the identity of such Person) of the Person making such Alternative Transaction Proposal, inquiry, request or other communication and such other information with respect thereto as is reasonably necessary to apprise the Purchaser of the precise nature of such inquiry, request or other communication, (ii) the material terms of such Alternative Transaction Proposal, and (iii) all other material information relating thereto. Notwithstanding anything to the contrary contained in this Section 5.7, the Company or the Sellers and their respective Affiliates and Representatives shall be permitted to solicit, encourage and participate in discussions and negotiations with third parties regarding, and provide information to third parties with respect to, the Pre-Closing Transfers, the matters set forth in Section 5.7 of the Company Disclosure Schedule and, subject to Purchaser's approval rights as therein set forth, the matters described in Section 5.18 hereof.

         5.8 INTERIM FINANCIAL STATEMENTS AND INVESTMENT REPORTS.

         (a) From the date hereof until the Closing Date, as soon as practicable after they become available (and in any event within ninety (90) days after the end of each annual period or forty-five (45) days after the end of each calendar quarter and each calendar month, as the case may be), the Company shall deliver to the Purchaser true and complete copies of:

              (i) (A) to the extent prepared, the consolidated balance sheet of the Company and its Subsidiaries as at the end of each quarterly or annual period ending on or after the date hereof, and the related consolidated statements of income, changes in stockholder's equity and cash flows of the Company and its subsidiaries for such quarterly or annual period and the portion of the fiscal year through the end of such period, and (B) all monthly consolidated financial statements and financial and investment reporting packages of the Company (collectively, the "Interim Financial Statements"); and

              (ii) (A) the statutory quarterly or annual statement of each of the Company's Subsidiaries as filed with the Delaware Department of Insurance or the Maryland Insurance Administration for each quarterly or annual period ending on or after the date hereof, including in each case all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith and (B) to the extent prepared, all monthly statutory-basis financial statements of the Company's Subsidiaries (collectively, the "Interim Statutory Statements").

         (b) The Interim Financial Statements shall be accompanied by a certificate of the Company, duly executed by the Chief Financial Officer of the Company, to the effect that such statements have been prepared in accordance with the books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP consistently applied throughout the periods involved (and on a basis consistent with the Financial Statements), and that the Company has no Knowledge of any reason that the Interim Financial Statements do not present fairly the financial position of the Company and its Subsidiaries as at the respective dates thereof and the results of operations of the Company and its Subsidiaries for the respective periods then ended, except that quarterly and monthly Interim Financial Statements will not be required to contain full footnote disclosures in accordance with GAAP and may be subject to normal recurring year-end audit adjustments; PROVIDED, HOWEVER, that the foregoing certification may provide that no such statement shall represent any assurance as to the adequacy of any reserve for insurance or reinsurance losses, loss adjustment expenses or uncollectible reinsurance held by the Company or any of its Subsidiaries nor any assurance that every insurance and reinsurance coverage heretofore written or assumed (whether or not Material) has been taken into consideration in calculating such reserves.

         5.9 TAX MATTERS.

         (a) The Company shall, and the Sellers shall cause the Company and/or its Subsidiaries to, prepare and file all Tax Returns of or including the Company and/or its Subsidiaries that are required to be filed (with extensions) on or before the Closing Date. All such Tax Returns: (i) will be prepared in the manner required by applicable law; (ii) will be true, correct, and complete in all materials respects; and (iii) will reflect the liability for Taxes of the Company and any of its Subsidiaries for the Taxable Periods comprised in such Tax Returns. All such Tax Returns will be made and filed by the Sellers, the Company, and its Subsidiaries in a manner consistent with the prior practice of the Sellers, the Company and its Subsidiaries. The Company shall not make, and the Sellers shall prevent the Company and its Subsidiaries from making, any new tax elections after the execution of this Agreement and through the Closing Date without obtaining the prior written consent of the Purchaser.

         (b) All Tax Returns of or including the Company and its Subsidiaries that are required to be filed after the Closing Date shall be prepared and filed by the Purchaser, the Company or the Company's Subsidiaries, as the case may.

         (c) All transfer, sales, use, recordation, stamp or similar Taxes required to be paid in connection with the transactions contemplated herein, including the sale and delivery to the Purchaser of the Shares, shall be paid by the party upon whom such Taxes are imposed by any law or regulation.

         (d) To the extent available in the records of the Company or its Subsidiaries, true and complete copies of all Tax Returns and all schedules thereto (or relevant portions thereof) filed by, on behalf of, or with respect to the Company and its Subsidiaries with any taxing authority for all Taxable Periods ending on or before the Closing Date, and all written communications relating to all such Tax Returns (including revenue agent's reports, settlement agreements, compromise agreements, and the like), will be made available to the Purchaser by the Company for inspection upon its request. After the Closing Date, the Purchaser, on the one hand, and the Sellers, on the other hand, each shall make available (or cause their respective Affiliates to make available) to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Taxes of the Company and its Subsidiaries for all periods ending on or before the Closing Date, and shall preserve (or shall cause the Company and its Subsidiaries to preserve) all such information, records and documents in accordance with their generally applicable record retention policy.

         (e) From the date hereof to and including the Closing Date, neither the Company nor any of its Subsidiaries shall file any Material Tax Return or make any Material Tax election without the prior written consent of Purchaser, which consent will not be unreasonably withheld. The Company will provide Purchaser with at least seventy-two (72) hours in which to consider any such Tax Return or Tax election.

         (f) From the date hereof to and including the Closing Date, neither the Company nor any of its Subsidiaries will take any action, other than the sale of insurance company investments in the ordinary course of business, which might reasonably be expected to result in a material change in the net operating loss carryover or the excess loss account attributes of the Company, the Company Group or any Subsidiary of the Company.

         5.10 EMPLOYEE BENEFIT MATTERS.

         (a) WELFARE BENEFITS. The Purchaser shall provide for the waiver under the Purchaser's welfare benefit plans covering Employees on and after the Closing Date of any conditions to coverage with respect to preexisting medical conditions and shall credit Employees with any amounts paid prior to the Closing Date in order to satisfy applicable deductible amounts and co-payment minimums under the corresponding welfare benefit plans of the Purchaser.

         (b) CREDIT. The Purchaser shall credit for all purposes under any benefit plans covering the Employees the service credited through the Closing Date under the Plans as if such service had been rendered to the Purchaser.

         (c) WARN. The Purchaser shall cause the Company and its Subsidiaries to comply with the requirements of WARN and any similar state notification laws with respect to any loss of employment concerning the Employees that takes place on or after the Closing Date.

         (d) THIRD-PARTY RIGHTS. No provision of this Section 5.10 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers, any of their Affiliates, or the Company or its Subsidiaries, in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Section 5.10 shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the current Plans.

         5.11 INSURANCE COVERAGE. The Sellers will cooperate with the Purchaser in obtaining, at the expense of the Purchaser or (after the Closing) the Company, continued or replacement insurance coverage, effective as of the Closing Date, providing coverage to the Company and its Subsidiaries comparable to that provided by the policies and Contracts currently insuring the business, operations, Properties, directors, officers and employees of the Company and its Subsidiaries. Without limiting the generality of the foregoing, the Company will provide such information, and cause the Company and its Subsidiaries to complete and execute such applications, as may be reasonably necessary to arrange for such continuation or replacement insurance coverage.

         5.12 INTERCOMPANY ACCOUNTS; AFFILIATE AGREEMENTS. Except as set forth in Section 5.12 of the Company Disclosure Schedule and as otherwise provided herein, each Seller (severally and not jointly) and the Company shall cause all intercompany accounts receivable or payable (whether or not currently due or payable) between (a) the Company and its Subsidiaries (other than the Excluded Subsidiaries), on the one hand, and (b) any of the Sellers or their other Affiliates, or any of the officers or directors of any of the Sellers or their Affiliates, on the other hand, to be settled in full (without any premium or penalty, and at values mutually agreed upon by the parties hereto) at or prior to the Closing. Except as set forth in Section 5.12 of the Company Disclosure Schedule and as otherwise provided herein, all Affiliate Agreements shall be terminated and discharged without any further Liability or obligation thereunder effective at or prior to the Closing, upon terms and pursuant to instruments reasonably satisfactory to the Purchaser.

         5.13 CORPORATE RECORDS. At or prior to the Closing, each Seller shall deliver to the Company all minute books, stock ledgers, stock books, cancelled or unused stock certificates, corporate seals, books, records, files, policy forms, stationery, software, data, documents and Properties of the Company and any of its Subsidiaries that are in the possession of such Seller or its other Affiliates. The Company will, and will cause its Subsidiaries to, maintain the foregoing books, records and other items intact at all times prior to the Closing.

         5.14 INSTRUMENTS. Each Seller agrees, severally and not jointly, that any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing by such Seller or its Affiliates (other than the Company and its Subsidiaries) in payment of any amounts due the Company or any of its Subsidiaries shall be forthwith after receipt by such Seller or such Affiliates thereof be transferred and delivered by such Sellers and such Affiliates to the Company or such Subsidiary, as appropriate, and any such instruments made payable to such Seller or such Affiliates when so delivered shall bear all endorsements required to effectuate the transfer of the same to the Company or such Subsidiary, as the case may be.

         5.15 SEVERANCE AND RETENTION BONUSES FOR CERTAIN COMPANY EMPLOYEES. The Company shall use reasonable best efforts to enter into agreements in the form attached hereto as EXHIBIT F ("Bonus Agreements") with the Employees set forth on Section 5.15 of the Company Disclosure Schedule (the "Participating Employees") providing for (i) the payment to each Participating Employee of a cash bonus (a "Bonus") at the Closing Date, and (ii) a release and waiver in favor of the Company and its Subsidiaries with respect to all claims related to such Participating Employee's employment with the Company and its Subsidiaries. Any such Participating Employee will forfeit his or her Bonus if (i) in the reasonable judgment of each of Robert Rothman or his successor ("Rothman") and Purchaser, such Participating Employee has failed to reasonably cooperate in good faith with the Purchaser and its Representatives prior to the Closing Date or (ii) such Participating Employee is no longer employed by the Company and its Subsidiaries on the Closing Date by reason of such Participating Employee's voluntary termination or termination for cause. The aggregate amount of the Bonuses paid by the Company hereunder will not exceed two million one hundred thousand dollars ($2,100,000). No Participating Employee shall receive a Bonus unless and until such Participating Employee executes a Bonus Agreement and has no right to revoke the Bonus Agreement pursuant to Section 4 thereof. The Company may amend its 401(k) plan prior to the Closing to provide that additional amounts, which in the aggregate total no more than ten thousand dollars ($10,000), will be vested upon the Closing, in the accounts of the Participating Employees.

         5.16 EXCLUDED ASSETS. At or prior to the Closing, upon the terms and conditions set forth in the documents attached hereto as EXHIBITS E-1 through E-5 and otherwise upon terms and conditions reasonably satisfactory to the Purchaser and Rothman, Rothman shall (a) acquire, or cause a third party to acquire, from the Company and/or its Subsidiaries, the assets of the Company and/or its Subsidiaries set forth on Section 5.16 of the Company Disclosure Schedule and all outstanding capital stock of the Excluded Subsidiaries (the "Excluded Assets") at a cash purchase price equal to the GAAP carrying value of the Excluded Assets determined as of the Closing Date (in a manner reasonably consistent with that employed in preparing the balance sheet contained in the Financial Statements of the Company dated December 31, 1998) less one million dollars ($1,000,000), and net of payables and accrued expenses related thereto as of the Closing Date, and (b) assume, or cause a third party to assume, from the Company and/or its Subsidiaries the foregoing payables and accrued expenses, together with all contractual or legal obligations of the Company and/or its Subsidiaries related thereto to the extent described in Section 5.16 of the Company Disclosure Schedule or related to the assets of the Excluded Subsidiaries (the "Excluded Liabilities") (such acquisitions and assumptions, collectively, the "Pre-Closing Transfers"). The Excluded Assets and Excluded Liabilities may be transferred to a corporate or other legal entity (which may be formed by the Company), beneficial ownership of which in turn is transferred to Rothman or his designee in a deemed asset sale under Section 338(h)(10) of the Code, in order to effect the Pre-Closing Transfers.

         5.17 STOCKHOLDER ACTION. The Sellers and the Company shall exercise any and all rights under the Company's charter documents, Contracts or otherwise to cause all shares of capital stock of the Company to be sold to the Purchaser at the Closing.

         5.18 CERTAIN TRANSACTION. Prior to the Closing Date, the Company shall, and the Sellers shall cause the Company to, use its reasonable best efforts to cause the subleasing of the Company's office space located at 1 Landmark Square, Stamford, Connecticut for a rental amount not less than the prevailing market rental amount for comparable office space in Stamford, Connecticut.

         5.19 NAME CHANGE. Upon the Closing, the Purchaser shall cause the Company to change its name to a name not including "Consolidated International" or similar thereto, and to assign all of its right, title and interest in such name to Rothman, as soon as practicable following the Closing.

         5.20 DIRECTOR AND OFFICER INDEMNIFICATION. After the Closing Date, the Purchaser will cause the Company or any successor thereto to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Closing Date to the same extent provided on the date of this

Agreement under the Company's Certificate of Incorporation and Bylaws in effect on the date hereof.

                                   ARTICLE VI

                          CONDITIONS TO THE OBLIGATION
                            OF THE PURCHASER TO CLOSE

         The obligation of the Purchaser to purchase the Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing:

         6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Sellers and the Company contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties which are made as of and relate solely to a particular date other than the date hereof, as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each of the Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such parties hereunder on or prior to the Closing Date.

         6.2 CONSENTS. All Consents required in connection with the purchase and sale of the Shares and the consummation of the Closing (other than non-material Consents from third parties which are not Governmental Entities) shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon the Purchaser, the Company or any of the Company's Subsidiaries of any material condition, restriction or required undertaking (other than conditions, restrictions or undertakings customarily required by insurance regulatory authorities in transactions such as the Purchaser's acquisition of the Shares) not expressly set forth in applicable statutes and regulations. Without limiting the generality of the foregoing, the Purchaser shall have obtained the approvals of the Delaware Department of Insurance, the California Department of Insurance and the Maryland Insurance Administration for the consummation of the transactions contemplated hereby (including the purchase of the Shares and the other transactions and arrangements described in Section 4.4 of the Purchaser Disclosure Schedule) under all applicable laws and regulations, and such approvals shall be valid and in full force and effect, and no such approval shall impose upon the Purchaser or the Company or any of the Company's Subsidiaries any conditions or restrictions which adversely impair the ability of any of them to conduct their business in substantially the same manner as such business is now being conducted.

         6.3 NO INJUNCTION OR ILLEGALITY. No injunction, order, decree or judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Shares or any of the transactions or arrangements described in Section 4.4 of the Company Disclosure Schedule.

         6.4 HSR ACT. The required waiting period applicable to the purchase and sale of the Shares under the HSR Act shall have expired or been earlier terminated.

         6.5 OPINIONS OF COUNSEL TO THE SELLERS. The Purchaser shall have received opinions, each dated the Closing Date, of (a) LeBoeuf, Lamb, Greene & MacRae, special counsel to certain of the Sellers and the Company, substantially in the form of EXHIBIT B-1 hereto and (b) the Bayard Firm, special counsel to the Sellers and the Company, substantially in the form of EXHIBIT B-2 hereto.

         6.6 CERTIFICATES. The Company shall have delivered to the Purchaser a certificate dated the Closing Date, signed by an executive officer thereof, certifying as to the fulfillment of the conditions set forth in Sections 6.1 and
6.2. In addition, the Sellers and the Company shall have furnished the Purchaser with such other certificates and closing documents as the Purchaser may reasonably request and as are customary for transactions such as those contemplated hereby.

         6.7 RESIGNATION OF DIRECTORS. Any directors of the Company and the Company's Subsidiaries who are designated by the Purchaser for replacement, shall have delivered to the Purchaser their written resignations as directors of such companies, effective upon the Closing.

         6.8 PRE-CLOSING TRANSFERS. Rothman shall have acquired and assumed, or have caused a third party to acquire and assume, the Excluded Assets and Excluded Liabilities, as the case may be, in accordance with the terms set forth in Section 5.16 substantially in the form of EXHIBIT E attached hereto (and provided that such agreements and instruments may not be amended, terminated or modified without the prior written consent of the Purchaser) or, if Rothman shall have failed to so effect the Pre-Closing Transfers, the Purchaser may, in its sole discretion, deliver to Rothman possession of the Excluded Assets along with appropriate documents evidencing transfer of title to the Excluded Assets and deduct from the aggregate consideration otherwise payable to the Sellers pursuant to Section 2.3 an amount equal to (i) the aggregate GAAP carrying value of such assets determined as of the Closing Date in a manner consistent with that employed in preparing the Financial Statements dated as of December 31, 1998 plus (ii) a reasonable estimate of the potential Liability arising from the Excluded Liabilities.

         6.9 FIRPTA CERTIFICATE. The Company shall, prior to the Closing Date, provide Purchaser with a properly executed FIRPTA Certificate, substantially in the form of EXHIBIT D attached hereto, which states that shares of capital stock of the Company do not constitute "United States real property interests" under
Section 897(c) of the Code, for purposes of satisfying Purchaser's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Certificate, the Company shall have provided to Purchaser, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of EXHIBIT D attached hereto along with written authorization for Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

         6.10 ESCROW AGREEMENT. The Sellers' Representative and the Escrow Agent shall have executed and delivered to the Purchaser the Escrow Agreement.

                                   ARTICLE VII

                          CONDITIONS TO THE OBLIGATIONS
                             OF THE SELLERS TO CLOSE

         The obligations of the Sellers to sell the Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the
Closing:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties which are made as of and relate solely to a particular date other than the date hereof, as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Purchaser hereunder on or prior to the Closing Date.

         7.2 CONSENTS. All Consents required in connection with the purchase and sale of the Shares and the consummation of the Closing (other than non-material Consents from third parties which are not Governmental Entities) shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon the Sellers of any material condition, restriction or required undertaking (other than conditions, restrictions or undertakings customarily required by insurance regulatory authorities in transactions such as the Purchaser's acquisition of the Shares) not expressly set forth in applicable statutes and regulations.

         7.3 NO INJUNCTION OR ILLEGALITY. No injunction, order, decree or judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Shares.

         7.4 HSR ACT. The required waiting period applicable to the purchase and sale of the Shares under the HSR Act shall have expired or been earlier terminated.

         7.5 OPINION OF COUNSEL TO THE PURCHASER. The Sellers shall have received the opinion of Brobeck, Phleger & Harrison LLP, special counsel to the Purchaser, dated the Closing Date, substantially in the form attached hereto as EXHIBIT C.

         7.6 CERTIFICATES. The Purchaser shall have delivered to the Sellers a certificate dated the Closing Date, signed by an executive officer thereof, certifying as to the fulfillment of the conditions set forth in Section 7.1.

         7.7 ESCROW AGREEMENTS. The Purchaser shall have executed and delivered to the Sellers the Escrow Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 SURVIVAL. The representations and warranties of the parties contained in this Agreement, or in any Schedule or Exhibit hereto or any certificate delivered pursuant hereto, shall survive until December 31, 2000; provided, however, that the representations and warranties set forth in Sections
3.20 (Employee Benefit Plans) and 3.21 (Tax Matters) with respect to any Tax shall survive the Closing and shall terminate and expire on the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of such Tax (including any extensions thereof) and (ii) sixty (60) days after the final administrative or judicial determination thereof. All other indemnification obligations pursuant to Section 8.2 shall survive until December 31, 2000; provided, however that (i) the indemnification obligations of the Sellers pursuant to Section 8.2(a) with respect to Section 5.6 (Public Announcements) and 5.11 (Instruments) and with respect to the last sentence of
Section 5.9(d) (Tax Matters), (ii) the indemnification obligations of the Purchaser pursuant to Section 8.2(b) with respect to Sections 5.6 (Public Announcements), 5.10 (Employee Benefits) and 5.20 (Director and Officer Indemnification) and with respect to the last sentence of Section 5.9(d) (Tax Matters), and (iii) the provisions of this Article VIII and of Article X, shall survive indefinitely.

         8.2 INDEMNIFICATION.

         (a) The Sellers hereby severally and not jointly agree to indemnify, defend and hold harmless the Purchaser (and its directors, officers, Affiliates, successors and assigns) from and against any losses, Liabilities, damages, costs or expenses, including, without limitation, interest, penalties and reasonable fees and expenses of counsel (collectively, "Losses"), asserted in the manner prescribed in Section 8.4(a) during the survival periods referred to in Section 8.1, based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of any of the Sellers or the Company (without regard to any qualification as to materiality or Material Adverse Effect) contained in this Agreement or in any Schedule hereto or certificate delivered pursuant hereto or (ii) the breach or non-fulfillment of any covenant, agreement, or other obligation of any of the Sellers or the Company under this Agreement or (iii) the Excluded Liabilities and the Pre-Closing Transfers or (iv) the Covered Disposition Transactions (regardless of any information contained in the Company Disclosure Schedule except for those transactions identified as "Not Covered Disposition Transactions" in Section
3.24 thereof); PROVIDED, HOWEVER, that the Sellers shall have no obligation to indemnify the Purchaser for any Tax obligations arising out of actions the Purchaser shall take or cause to be taken after the Closing on the Closing Date or to indemnify the Purchaser for reductions in loss carryovers of the Company Group for federal income Tax purposes that do not result in any actual Tax Liability for periods through the Closing Date; and PROVIDED, FURTHER, that, except with respect to any breach of any representation or warranty set forth in Sections 3.6(b) (Subsidiaries) (last two sentences only), 3.7(a) (Capitalization), and 3.8 (Title to Shares), (A) the Purchaser (and its directors, officers, Affiliates, successors and assigns) shall be entitled to indemnification under this Section 8.2 only if (i) the aggregate amount of Losses arising out of any single breach or inaccuracy of any representation or breach of any warranty, any single breach or non-fulfillment of any covenant, agreement or other obligation, or any single claim with respect to the Excluded Liabilities, Pre-Closing Transfers and Covered Disposition Transactions, as the case may be (in each case, a "Single Claim"), exceeds $250,000 (the "Basket Amount"), and (ii) the aggregate amount of all such Losses (determined without regard to the Basket Amount) exceeds $1,000,000 (the "Threshold Amount"), in which event the Purchaser (and its directors, officers, Affiliates, successors and assigns) shall be entitled to indemnification for all such Losses for each Single Claim which are in excess of the Basket Amount for such Single Claim and are in excess of the Threshold Amount for all claims under this paragraph, and (B) the Purchaser (and its directors, officers, Affiliates, successors and assigns) shall only be entitled to indemnification to the extent provided in this Section 8.2 for fees and expenses of one counsel and any appropriate local counsel (determined by the Purchaser) arising from each Third Party Claim. The Sellers shall in no event be liable under this Section 8.2 for Losses in excess of five million dollars ($5,000,000); and PROVIDED FURTHER, that the liability of each Seller under this
Section 8.2 for any Losses shall be limited to a pro rata portion of such Losses determined in proportion to such Seller's percentage beneficial ownership interest in the Shares, except in respect of the breach of any Seller Specific Representation as it relates to a specific Seller as to which (y) such specific Seller shall be the only Seller liable for such breach and (z) such Seller shall be liable to the extent provided herein (without regard, however, to the Threshold Amount) for all related Losses arising from such breach.

         (b) The Purchaser hereby agrees to indemnify, defend and hold harmless the Sellers (and their directors, officers, Affiliates, successors and assigns) from and against any Losses asserted during the survival periods referred to in
Section 8.1, based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of the Purchaser (without regard to any qualification as to materiality) contained in this Agreement or in any Schedule hereto or certificate delivered pursuant hereto or
(ii) the breach or non-fulfillment of any covenant, agreement or other obligation of the Purchaser under this Agreement; PROVIDED, HOWEVER, that (A) the Sellers (and their directors, officers, Affiliates, successors and assigns) shall be entitled to indemnification under this Section 8.2 only if (i) the aggregate amount of Losses arising out of any Single Claim exceeds the Basket Amount and (ii) the aggregate amount of all such Losses (determined without regard to the Basket Amount) exceeds the Threshold Amount, in which event the Sellers shall be entitled to indemnification for all such Losses for each Single Claim which are in excess of the Basket Amount for such Single Claim and are in excess of the Threshold Amount for all claims under this paragraph, and (B) the Sellers (and their directors, officers, Affiliates, successors and assigns) shall only be entitled to indemnification to the extent provided in this Section
8.2 for fees and expenses of one counsel and appropriate local counsel (determined by the Sellers) arising from each Third Party Claim. The Purchaser shall not in any event be liable under this Section 8.2 for Losses in excess of five million dollars ($5,000,000).

         (c) Promptly after the receipt by any party hereto of notice of any third party claim or the commencement of any third party action, suit or proceeding subject to indemnification hereunder (a "Third Party Claim"), such party (the "Indemnified Party") will, if a claim in respect thereto is to be made against any party obligated to provide indemnification hereunder (the "Indemnifying Party"), give such Indemnifying Party reasonable written notice of such Third Party Claim; provided, however, that the failure to provide such notice will not relieve the Indemnifying Party of any of its obligations, or impair the right of the Indemnified Party to indemnification, pursuant to this
Section 8.2 unless, and only to the extent that, such failure materially prejudices the Indemnifying Party's opportunity to defend or compromise the Third Party Claim. Such Indemnifying Party shall have the right, at its option, to defend at its own expense (unless otherwise agreed to in writing by the Indemnified Party and subject to the conditions of such agreement) and by its own counsel any Third Party Claim, provided that (i) the Indemnifying Party acknowledges in writing (at the time it elects to assume such defense) its obligation under this Section 8.2 to indemnify the Indemnified Party with respect to such Third Party Claim, (ii) such counsel is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith with respect thereto. If any Indemnifying Party shall undertake to defend any Third Party Claim, it shall notify the Indemnified Party of its intention to do so promptly (and in any event no later than thirty
(30) days) after receipt of notice of the Third Party Claim, and the Indemnified Party agrees to cooperate in good faith with the Indemnifying Party and its counsel in the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense and investigation of any Third Party Claim with its own counsel at its own expense, except that the Indemnifying Party shall bear the reasonable expense of such separate counsel if (A) in the written opinion of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (C) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim is given to the Indemnifying Party or notice that the Indemnifying Party intends to assume the defense of the Third Party Claim is given to the Indemnified Party or (D) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld; provided, however, that an Indemnified Party shall not be required to consent to any settlement involving the imposition of equitable remedies.

         (d) Nothing contained in this Agreement shall limit any party's remedies for fraud.

         (e) Notwithstanding anything to the contrary contained in this Agreement, the Sellers, acting through the Sellers' Representative, shall have the right to cause (i) the payment of funds from the Escrow Fund to the Purchaser to provide for the satisfaction of claims for indemnification by the Purchaser, and (ii) the payment of funds to the Indemnifying Party from the Escrow Fund in an aggregate amount in respect of expenses incurred by the Indemnifying Party pursuant to Section 8.2(c) ("Section 8.2(c) Expenses") to the extent agreed to in writing by the Indemnified Party. The Purchaser agrees to join with the Sellers' Representative from time to time to provide appropriate written instructions to the Escrow Agent for payment of Section 8.2(c) Expenses in accordance with any such written agreement under the preceding sentence upon the Purchaser being satisfied that such expenses were appropriately incurred in accordance with such written agreement.

         8.3 INDEMNITY ESCROW. To provide one method of payment of its indemnity obligations under this Article VIII, at the Closing the Sellers shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement") with the Purchaser and Wilmington Trust Company (the "Escrow Agent") pursuant to which a portion of the total Purchase Price for the Shares in an aggregate amount equal to five million dollars ($5,000,000) will be set aside from the Purchase Price on a pro rata basis and deposited into a separate account at Closing and be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. As more fully set forth in the Escrow Agreement, the funds (and any and all interest and income thereon not previously distributed to the Sellers) held pursuant to the Escrow Agreement shall be released to the Sellers, on a pro rata basis, on December 31, 2000, except to the extent a claim has been made by the Purchaser pursuant to Section 8.2 or
Section 8.3 prior to such date and has not been resolved. Any and all interest and other income earned on the funds held pursuant to the Escrow Agreement during any calendar quarter ending after the Closing Date and ending prior to the final release of such funds shall be distributed to the Sellers within thirty (30) days after the end of such calendar quarter.

         8.4 MISCELLANEOUS.

         (a) Unless otherwise provided herein, any party seeking an indemnity payment pursuant to Section 8.2 from another party, shall deliver to the other party (or to the Sellers' Representative in the case of the Sellers) written notice of claim for such indemnity payment, which notice shall include a detailed description of the basis for the claim and a detailed calculation of the amount of the requested indemnity payment (the "Indemnity Claim"). To the extent that the notified party objects to the computation of the indemnity payment requested or to the validity of the claim, the notified party shall provide a written objection to the party seeking an indemnity payment within twenty (20) Business Days after receipt of the Indemnity Claim from the party seeking an indemnity payment, which notice shall include any objection to the computation of the indemnity amount or the validity of the claim. Both parties shall negotiate in good faith to resolve any matters in dispute. If the Sellers and the Purchaser are unable to resolve any matters in dispute within twenty
(20) Business Days after the receipt by the party seeking an indemnity payment of the other party's objection to the calculation of the indemnity amount or the validity of the claim, such disputes shall be submitted to the Arbitrators or, in the case of a claim relating to Taxes, the Tax Settlement Auditor, for resolution. Any amount owing under Section 8.2 shall be paid before the earlier of (x) in the absence of a dispute with respect to the calculation of the payment due, twenty (20) Business Days after a party receives an Indemnity Claim, or (y) in the case of a dispute, within ten (10) Business Days after the parties settle any such dispute or receive the determination of the Arbitrators or Tax Settlement Auditors, as the case may be, with respect to any dispute submitted to the Arbitrators or the Tax Settlement Auditor. The parties shall cooperate with each other and promptly make available to each other all data and other information as may be reasonably requested by each party to substantiate any Indemnity Claim.

         (b) For purposes of this Agreement, the "Arbitrators" shall mean the arbitrators selected in the following manner: the Purchaser and the Seller's Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Article VIII hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. The Purchaser and the Sellers' Representative shall each pay one-half of the fees and expenses of the Arbitrators. The Purchaser and the Sellers' Representative will fully cooperate with the Arbitrators to resolve any disputed matters. Any arbitration conducted hereunder shall be so conducted in accordance with the rules and procedures of the American Arbitration Association as then in effect.

         (c) For purposes of this Agreement, "Tax Settlement Auditor" shall mean a nationally recognized accounting firm or a law firm mutually acceptable to the Purchaser and the Sellers; provided, that, if the Purchaser and the Sellers' Representative are unable to agree as to a Tax Settlement Auditor within five
(5) Business Days then the Sellers' Representatives and the Purchaser shall select their own nationally recognized accounting firm or law firm within an additional three (3) Business Days, which two firms shall within an additional five (5) Business Days select a third nationally recognized accounting firm or law firm to act as Tax Settlement Auditor. Unless otherwise indicated, the Tax Settlement Auditor's resolution of any disputed item under this Agreement shall in each case be reflected in a written report which will be delivered to the Purchaser and the Sellers (on the same day) as soon as reasonably practicable after the dispute was submitted to the Tax Settlement Auditor. The Tax Settlement Auditor's resolution of any dispute will be final and binding upon the Sellers and the Purchaser and the Sellers' Representative and the Purchaser will each pay one-half of the fees and expenses of the Tax Settlement Auditor. The Sellers, the Sellers' Representative and the Purchaser will fully cooperate with the Tax Settlement Auditor to resolve any disputed matters.

         (d) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, neither the Company nor any of its Subsidiaries shall have any liability to any party hereto based upon any inaccuracy of its representations and warranties contained in this Agreement or in any schedule or exhibit hereto or any certificate delivered pursuant hereto, or any breach or non-fulfillment of any covenant, agreement or other obligation of the Company and/or its Subsidiaries pursuant to this Agreement that occurred prior to the Closing, and no party shall have any right to contribution or indemnity from the Company or any of its Subsidiaries with respect thereto.

         8.5 SELLERS' REPRESENTATIVE.

         (a) The Sellers hereby constitute and appoint Rothman as representative ("Sellers' Representative) for and on behalf of the Sellers to execute the Escrow Agreement, to give and receive notices and communications, to authorize payment to the Purchaser of cash or other property from the funds held in Escrow pursuant to Section 8.3 (the "Escrow Fund") in satisfaction of claims for indemnification by the Purchaser, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of Arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to the Purchaser. No bond shall be required of the Sellers' Representative. Notices or communications to or from the Sellers' Representative shall constitute notice to or from each of the Sellers.

         (b) The Sellers' Representative shall not be liable for any act done or omitted hereunder as Sellers' Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify the Sellers' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

         (c) The Sellers' Representative shall have reasonable access to information about the Company and its subsidiaries and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Sellers' Representative shall treat confidentially and not disclose any non-public information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         (d) A decision, act, consent or instruction of the Sellers' Representative shall constitute a decision of all Sellers for whom cash otherwise payable to them is deposited in the Escrow fund and shall be final, binding and conclusive upon each such Seller, and the Escrow Agent and the Purchaser may rely upon any decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of each and every such Seller. The Escrow Agent and the Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Representative.

                                   ARTICLE IX

                                   TERMINATION

         9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing:

         (a) by either the Purchaser, on the one hand, or by a majority in interest of the Sellers, on the other hand, upon written notice to the other if, without fault of the terminating party, the Closing shall not have occurred on or before August 31, 1999; PROVIDED, HOWEVER, that if the Closing is unable to be consummated at such time because requisite Consents of insurance regulatory authorities for the transactions contemplated by this Agreement have not then been obtained and the Purchaser is diligently seeking to obtain such insurance regulatory Consents, then the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party hereto, and the obligations hereunder of the parties hereto shall be extended, until September 30, 1999; or

         (b) at any time by mutual agreement in writing of the parties hereto.

         9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 5.2(b) (Confidentiality), Section 5.6 (Public Announcements), Article X (Miscellaneous), this Section 9.2 and, solely for purposes of the next sentence, Section 8.2 (Indemnification) shall survive any such termination. Nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement or any obligations hereunder.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 NOTICES. Any notices and other communications required to be given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one of the other means specified in this Section 10.1 as promptly as practicable thereafter). Notices are to be addressed as follows:

         (a) If to any of the Sellers:

         Robert Rothman (as Sellers' Representative)
         100 North Tampa Street
         Suite 3675
         Tampa, FL 33602
         Telecopier No.: (813) 277-0546

         with a copy to

         LeBoeuf, Lamb, Greene & MacRae
         50 North Laura Street
         Suite 2800
         Jacksonville, FL 32202
         Attention: Thomas Gibbs, Esq.
         Telecopy No.: (904) 353-1673

         (b) If to the Purchaser to:

         White Mountains Insurance Group, Inc.
         80 South Main Street
         Hanover, NH 03755-2053
         Attention: Ray Barrette
         Telecopy No.: (603) 643-4562

         with a copy to:

         Brobeck, Phleger & Harrison LLP
         Two Embarcadero Place
         2200 Geng Road
         Palo Alto, CA 94303
         Attention:  Curtis L. Mo, Esq.
         Telecopy No.: (650) 496-2715

or to such other respective addresses as any of the parties hereto shall designate to the others by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

         10.2 FEES AND EXPENSES. Except as provided herein, each of the parties hereto shall pay its own respective fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or other Representatives) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. Notwithstanding the foregoing, (a) the Purchaser shall be solely responsible for the reasonable fees and out-of-pocket expenses of any legal counsel, accountants or actuaries of the Company and its Subsidiaries to the extent incurred in connection with the Purchaser's due diligence review of the Company and its Subsidiaries and (b) if the Closing occurs, the Sellers shall be solely responsible for any out-of-pocket fees and expenses payable to third party advisors and incurred by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby in excess of $400,000 in the aggregate.

         10.3 CONSENT TO JURISDICTION; SERVICE OF PROCESS. Any action, suit or proceeding arising out of or relating to this Agreement may be instituted in any United States Federal court or any state court located in the State of Delaware and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

         10.4 ENTIRE AGREEMENT; WAIVERS AND AMENDMENTS. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto. This Agreement may only be amended or modified, and the terms hereof may only be waived, by a writing signed by all parties hereto or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

         10.5 ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned or delegated, in whole or in part, by any party hereto without the prior written consent of all other parties hereto, except that the Purchaser shall have the right at any time, without such consent, to assign its right hereunder to purchase any or all of the Shares to any majority owned Subsidiary of the Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         10.6 SEVERABILITY. In the event that any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent declared invalid or unenforceable without affecting the validity or enforceability of the other provisions of this

Agreement, and the remainder of this Agreement shall remain binding on the parties hereto. However, in the event that any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law or Governmental Entities and shall continue to be fully enforceable as so modified.

         10.7 NO THIRD PARTY BENEFICIARIES. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other Person any rights or remedies hereunder.

         10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         10.9 INTERPRETATION. This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

         10.10 CAPTIONS. The Article and Section Headings in this Agreement are inserted for convenience of reference only, and shall not affect the interpretation of this Agreement.

         10.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

         10.12 REASONABLE BEST EFFORTS STANDARD. Any covenant of a party to use its "reasonable best efforts" shall not require such party to (i) incur any unreasonable expenses, (ii) agree to materially limit or change the conduct of its business or (iii) divest itself of any material assets or Properties, in each case except as otherwise contemplated hereunder.




                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.



                                  WHITE MOUNTAINS INSURANCE GROUP,
                                  INC.

                                  By:
                                     --------------------------------------
                                     Name:
                                     Title:


                                  CONSOLIDATED INTERNATIONAL
                                  GROUP, INC.


                                  By:
                                     --------------------------------------
                                     Name:
                                     Title:


                                  SELLERS:


                                  -----------------------------------------
                                  Robert Rothman


                                  -----------------------------------------
                                  Joseph G. Rothman


                                  -----------------------------------------
                                  Nicholas G. Cooper


                                  -----------------------------------------
                                  Kim P. Buchanan


                                  -----------------------------------------
                                  Thomas E. Gibbs



                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                  -----------------------------------------
                                  Jay Novik


                                  -----------------------------------------
                                  Peter A. Scarpato


                                  -----------------------------------------
                                  Andrew R. Stein


                                  -----------------------------------------
                                  Richard C. Ryan


                                  Youssef Family Partnership, L.P.


                                  By:
                                     --------------------------------------
                                     Name:
                                     Title:


                                  -----------------------------------------
                                  Mark B. Dornstauder


                                  -----------------------------------------
                                  John R. Garthwaite


                                  -----------------------------------------
                                  Raouf Girgis


                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                  -----------------------------------------
                                  Edward J. Holland


                                  -----------------------------------------
                                  Luann M. Petrellis


                                  -----------------------------------------
                                  Deanna Voss


                                  -----------------------------------------
                                  Charles L. Beale


                                  -----------------------------------------
                                  Michael C. Auger


                                  -----------------------------------------
                                  Leonard Scaglione


                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]